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                                                                 EXHIBIT 99(A).2


                           CERTIFICATE OF DESIGNATION
                                       OF
                  CLASS A, CLASS B, CLASS C AND CLASS H SHARES
                                       OF
                        FORTIS TAX-FREE PORTFOLIOS, INC.

         The undersigned duly elected Secretary of Fortis Tax-Free Portfolios, Inc., a Minnesota corporation (the "Fund"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Fund on June 28, 1994, and further certifies that the Amended and Restated Articles referred to in such resolutions were approved by shareholders of the Fund on August 23, 1994.

                     APPROVAL OF CREATION AND DESIGNATION OF
                  CLASS A, CLASS B, CLASS C AND CLASS H SHARES

WHEREAS, shareholders of the Fund are being asked to approve Amended and Restated Articles of Incorporation (the "Articles") to allow the Fund to issue Multiple Classes of shares and to increase its authorized capital; and

WHEREAS, following the approval of such amended Articles the total authorized number of shares of the Fund will be 100,000,000,000 (one hundred billion); and

WHEREAS, as amended the Articles will provide that the sole currently outstanding series will have 10,000,000,000 (ten billion) shares of designated shares; and

WHEREAS, the amended Articles set forth that the authorized shares may be issued in such Classes and with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions providing for the issue of any such Class or Classes of common shares as may be adopted from time to time by the Board of Directors;

NOW, THEREFORE, BE IT RESOLVED, that of the to be authorized common shares of the Fund, for the sole currently outstanding series, 1,000,000,000 (one billion) are hereby designated as Class A Common Shares, 1,000,000,000 (one billion) are hereby designated as Class B Common Shares, 1,000,000,000 (one billion) are hereby designated as Class C Common Shares and 1,000,000,000 (one billion) are hereby designated as Class H Common Shares; and the shares of the Fund which are outstanding on November 13, 1994 are hereby redesignated as Class E Common Shares of the currently outstanding series of the Fund.

FURTHER RESOLVED, that the Class A, Class B, Class C , Class E and Class H Common Shares designated by these resolutions shall have the relative rights and preferences set forth in the amended Articles of the Fund. As provided in
Article 5(b) of such amended Articles, any Class of Common Shares designated by these resolutions may be subject to such charges and expenses (including by way of example, but not by way of limitation, such front-end and deferred sales charges as may be permitted under the Investment Company Act of 1940, as amended (the "1940 Act") and the rules of the National Association of Securities Dealers, Inc., and expenses under Rule 12b- 1 plans, administration plans, service plans, or other plans or arrangements, however designated) as may be adopted from time to time by the Board of Directors of the Fund in accordance, to the extent applicable, with the 1940 Act, which charges and expenses may differ from those applicable to another Class, and all of the charges and expenses to which a Class is subject shall be borne by such Class and shall be appropriately reflected in determining the net asset value and the amounts payable with respect to dividends and distributions on, and redemptions or liquidations of, such Class.

         IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of Fortis Tax-Free Portfolios, Inc. this 31st day of October 1994.


                                                    /S/MICHAEL J. RADMER
                                                   ----------------------------
                                                   Michael J. Radmer, Secretary